Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8(Nos. 333-125110, 333-196347, and 333-272634) of Zumiez Inc. (the “Company) of our report dated March 14, 2024, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended February 3, 2024.

/s/ Moss Adams LLP

Seattle, Washington

March 14, 2024